For: Frozen Food Express Industries, Inc.         From:Mike Engleman
Listed:   Nasdaq (FFEX)                           Mike Engleman/Associates
Company Contacts:                                 11308 Valleydale
Stoney M. (Mit) Stubbs, Jr. (CEO)                 Dallas, TX  75230
F. Dixon McElwee, Jr. (CFO)                       (214) 373-6464
(214) 630-8090


For Immediate Release
---------------------

               Frozen Food Express Industries Announces
               Change in Independent Public Accountants

     DALLAS, TX--July 16, 2002--Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today that has notified Arthur Andersen LLP that their appointment as independent public accountants was terminated July 16, 2002, KPMG LLP was engaged as independent public accountants effective upon Arthur Andersen LLP's termination. The decision to change auditors was approved by the board of directors.

     In connection with the audits of the two fiscal years ended December 31, 2001 and 2000, and the subsequent interim period through March 31, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

	The audit reports of Arthur Andersen LLP on the consolidated financial statements of FFEX as of and for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

	Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent.